                                                                    Exhibit 12.1

                                    SUBLEASE


     THIS SUBLEASE (this "Sublease") is made as of the 24th day of August, 2001 by and between ECHO BAY MANAGEMENT CORP., a Delaware corporation ("Sublessor"), and XCARE.NET, INC., a Delaware corporation ("Sublessee").


                                   ARTICLE 1
                                    GENERAL

     1.1 Lease. As used herein, the term "Lease" shall mean, collectively, that certain Plaza Tower One Office Lease, dated April 21, 1995, as amended by the First Amendment to Plaza Tower Office Lease, dated May 24, 1995, and the Second Amendment to Plaza Tower Office Lease, dated December 15, 1995, by and between Huntington Beach Company, a California corporation ("HBC"), and Sublessor. A copy of the Lease is attached hereto as Exhibit A and is by this reference incorporated herein and made a part hereof.

     1.2 Landlord. Property Colorado OBJLW One Corporation, an Oregon corporation (the "Landlord") is the current owner of the Building and is the successor to all of the rights and obligations of HBC under the Lease.

     1.3 Building Terms. As used herein, the terms "Improved Area," "Building," "Tower," "Retail Area," and "Parking Garage" shall have the meanings ascribed to such terms in Paragraph 1 of the Lease.

     1.4 Premises. As used herein, the term "Premises" shall mean 17,490 rentable square feet of space located on a portion of the 10th Floor of the Tower as shown on the floor plan attached hereto as Exhibit B and by this reference incorporated herein and made a part hereof.

     1.5 Furnishings. As used herein, the term "Furnishings" shall mean those certain items of furniture systems, workstations and data cabling currently located in the Premises which are more particularly identified on Exhibit C attached hereto and by this reference made a part hereof.

     1.6 Sublease Term. As used herein, the term "Sublease Term" shall mean the term of this Sublease, which shall commence as of January 1, 2002 (the "Commencement Date") and shall expire on August 31, 2005 (the "Expiration Date"), unless terminated sooner pursuant to any term or provision of this Sublease.

                                   ARTICLE 2
                               DEMISE OF PREMISES

     2.1 Demise of Premises. Under and subject to the provisions, covenants, and agreements contained herein and in the Lease, Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor, the Premises for the Sublease Term.


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
     2.2 Demise of Furnishings. Under and subject to the provisions, covenants, and agreements contained herein and in the Lease, Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the Furnishings for the Sublease Term. The Furnishings are leased to Sublessee in their "AS IS" condition without any representations or warranties by Sublessor of any kind or nature whatsoever, including, without limitation, any warranties as to the physical condition or state of repair of the Furnishings or their fitness for any particular purpose. Sublessee shall keep, maintain and repair all of the Furnishings in good and sightly condition during the Sublease Term and shall surrender the Furnishings to Sublessor upon the expiration or earlier termination of the Sublease Term in the same condition as the Furnishings were in on the Commencement Date (including, if necessary, by repairing any damage thereto), ordinary wear and tear excepted. Additionally, if, but only if, Sublessee vacates the Premises, or this Sublease is for any reason terminated, prior to August 31, 2005, then Sublessee shall, at its sole cost and expense, cause the Furnishings to be reconfigured to and installed in the same configuration the same were in when possession of the Premises was first delivered to Sublessee by Sublessor pursuant to Section 4.3; provided, however, Sublessee shall not, under any circumstances, be required to cause the Furnishings to be reconfigured in the event that the Furnishings are moved or removed as a result of the Structural Reconfiguration (as defined in Section 4.3 below), as approved by Sublessor and Landlord. In the event Sublessee removes any Furnishings from the Premises, Sublessee shall return such Furnishings to the Premises and surrender such Furnishings to Sublessor in accordance with the provisions of this Section 2.2 upon the expiration or earlier termination of the Sublease Term.

     2.3 Landlord's Approval. Both Sublessor and Sublessee acknowledge that this Sublease is subject to Landlord's approval as required by the terms of the Lease ("Landlord's Approval"). From and after the date of this Sublease, both parties shall use reasonable efforts to obtain Landlord's Approval, including, without limitation, supplying any information or documents which Landlord may reasonably request in connection therewith.

     2.4 Vacation of Premises. Sublessee acknowledges and agrees that the Premises are, as of the date of this Sublease, occupied by another tenant (the "Existing Tenant") but, prior to the Commencement Date, Sublessor shall use commercially reasonable efforts to cause the Existing Tenant to vacate the Premises. If, however, the Existing Tenant does not vacate the Premises by no later than September 30, 2001, then Sublessor shall have the right to terminate this Sublease by written notice given to Sublessee by no later than October 15, 2001, in which case this Sublease shall terminate and both parties shall be relieved of all further obligations hereunder.

                                   ARTICLE 3
                          BASIC RENT AND OTHER AMOUNTS

     3.1 Rental Covenant. Sublessee covenants and agrees to pay the Rent, as hereinafter defined, to Sublessor during the Sublease Term, without notice and without offset, deduction, or abatement.

     3.2 Base Rent. As used herein, the term "Base Rent" shall mean $1,474,990.00 during the Sublease Term payable in monthly installments of $33,522.50 each, which amount is based upon an annual rental rate equal to the product of $23.00 per rentable square foot in the Premises multiplied by 17,490 rentable square feet.

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



     3.3 Operating Costs. Pursuant to the terms of the Lease, Sublessor is obligated to pay a share of the "Operating Costs" for the Building and the Improved Area. The Operating Costs are determined by Landlord annually on a per-square-foot basis. From and after January 1, 2003, in addition to Base Rent, Sublessee shall pay to Sublessor, as additional rent under this Sublease (the "Additional Rent"), an amount equal to the product of (i) any increase in the Operating Costs which Sublessor is obligated to pay under the Lease on a per-square-foot basis over the actual Operating Costs on a per-square-foot basis for calendar year 2002, multiplied by (ii) the total number of rentable square feet contained in the Premises. The Additional Rent will be payable by Sublessee to Sublessor in monthly installments based upon the annual Operating Cost estimates provided by Landlord under Paragraph 3B of the Lease. Any adjustments required to be made to the Operating Cost estimates for any year during the Sublease Term shall be paid by Sublessee, or returned to Sublessee at the address for Sublessee which is set forth in Section 5.1, as the case may be, on a pro rata basis. Sublessor shall provide copies of all documentation provided by Landlord to Sublessor supporting any adjustment(s) to the Additional Rent.

     3.4 Additional Fees and Expenses. Sublessee shall pay for all charges, fees, and expenses (other than Operating Costs) imposed under the terms of the Lease for any special purposes relating to Sublessee's use of the Premises, including, without limitation, any fees charged for any disproportionate use of utility services at the Premises, any charges for any after-hour or extra services provided to the Premises, any charges for any repairs performed by Landlord to or for the Premises, and any and all similar charges. Sublessee shall pay such costs directly to the Sublessor within ten (10) days after the date that Sublessor delivers a written statement to Sublessee together with supporting documentation provided to Sublessor by Landlord. If Sublessor first pays Landlord for any such costs, Sublessee shall reimburse Sublessor for such costs within ten (10) days after the date that Sublessor delivers a written statement for such costs to Sublessee.

     3.5 Payment. As used herein, the term "Rent" shall mean Base Rent, Additional Rent, all costs payable by Sublessee under Section 3.4 of this Sublease, and all other amounts payable by Sublessee under this Sublease. Except as otherwise provided herein, Rent shall be payable in advance in monthly installments commencing on the Commencement Date and continuing on the first day of each month thereafter for the balance of the Sublease Term. Rent shall be prorated for any partial month occurring during the Sublease Term. All items of Rent payable by Sublessee to Sublessor under this Sublease shall be paid to Sublessor at the address for Sublessor which is set forth in Section
5.1 of this Sublease.

     3.6 Security Deposit. Upon execution of this Sublease, Sublessee shall deposit, as a security deposit, with Sublessor the amount of $35,000.00 ("Security Deposit"). The Security Deposit shall be retained by Sublessor and may be applied by Sublessor, to the extent necessary, to pay and cover any loss, cost, damage or expense, including attorneys' fees sustained by Sublessor, by reason of any failure of Sublessee to comply with any provision, covenant or agreement of Sublessee contained in this Sublease. To the extent not necessary to cover such loss, cost, damage or expense, the Security Deposit shall be returned to Sublessee within 60 days after expiration or earlier termination of the Sublease Term or as may be otherwise provided by law. The Security Deposit shall not be considered as an advance payment of rent or as a measure of the loss, cost, damage or expense which is or may be sustained by Sublessor. In the event all or any portion of the Security Deposit is applied by Sublessor to pay any such loss, cost, damage or expense, Sublessee shall, from time to time, promptly upon demand, deposit with Sublessor such amounts as may be necessary to replenish the Security Deposit to its original amount. Sublessor shall be free to commingle the Security Deposit with

Sublessor's own funds and Sublessor shall not be obligated to pay interest to Sublessee on account of the Security Deposit.


                                   ARTICLE 4
                        OTHER AGREEMENTS OF THE PARTIES

     4.1 Lease Provisions Binding On Sublessee. Except for the Retained Obligations (as hereinafter defined), except for the Inapplicable Provisions (as hereinafter defined), and except as otherwise specifically set forth herein,
Sublessee: (a) shall take subject to and be bound by all of the terms, conditions and provisions of the Lease which are applicable to the "Tenant" as provided in the Lease and to the extent that the same apply to the Premises (which terms, conditions and provisions are incorporated herein as terms, conditions and provisions of this Sublease); (b) shall comply with and shall be obligated to perform all of Sublessor's obligations, duties and liabilities in, under, and with respect to the Lease to the extent that the same apply to the Premises; and (c) shall indemnify and hold Sublessor harmless from any failure by Sublessee to comply with its obligations under this Section and from all liabilities, costs and expenses, including, without limitation, reasonable attorney's fees, asserted against or incurred by Sublessor in connection therewith: provided, however, that for the purposes of this Sublease: (i) the first paragraph of Paragraph 30 of the Lease shall be applicable only to Landlord and not to Sublessor and the provisions of the second paragraph of Paragraph 30 of the Lease applicable to the "Tenant" under the Lease shall be deemed to apply to each of Sublessor and Sublessee; and (ii) the rights reserved to Landlord under Paragraph 31 of the Lease shall be exclusively for the benefit of Landlord and not of Sublessor. Sublessee shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Lease. As used herein, the term "Retained Obligations" shall mean and include
(A) the obligation of Sublessor to pay the Base Rent to Landlord under Paragraph 3A of the Lease, (B) the obligation of Sublessor to pay its share of the Operating Costs to Landlord under Paragraph 3B of the Lease, and (C) all obligations of the Sublessor under the Lease which relate to the portion of the space leased to Sublessor under the Lease which is not included in the Premises. As used herein, the term "Inapplicable Provisions" shall mean (I) all of the terms and provisions set forth in Paragraphs 3B, 15, 16, 18, 27, 38, 43, 44, 45 and 46 of the Lease and the terms set forth in Exhibits C to the Lease, and (II) any other provisions set forth in the Lease which are clearly by their terms inapplicable to, inconsistent with, or superseded by the terms set forth in the Sublease. During the Sublease Term, so long as there are no uncured defaults by Sublessee under this Sublease, Sublessor (1) shall comply with and perform all of the Retained Obligations, (2) shall take any reasonable actions which may be necessary to endeavor to cause Landlord to comply with its obligations under the Lease, except that in no case shall Sublessor be obligated hereby to commence any lawsuit or other legal proceedings to compel such performance, and (3) shall not, as to any of the space included in the Premises hereunder, exercise the option to terminate the Lease as set forth in Paragraph 44 thereof. Sublessee shall have no right to exercise any of the options granted to Sublessor under the Lease, including, without limitation, those set forth in Paragraphs 43, 44, 45, and 46, of the Lease. Sublessee shall promptly deliver to Sublessor true and complete copies of any and all notices or other material correspondence regarding the Lease, this Sublease, the Building, or the Premises received by Sublessee at any time during the Sublease Term.

     4.2 Sublessee's Rights Under the Lease. Except as otherwise specifically provided herein, Sublessor hereby grants to Sublessee during the Sublease Term all of the rights, powers, and privileges that Sublessor has under the Lease with respect to the Premises. Sublessee shall be entitled during the Sublease Term to receive any and all services, utilities, repairs, and facilities to and for the Premises which Landlord is required to provide pursuant to the Lease on and subject to the terms thereof; provided, however, that Sublessor does not hereby guaranty that the same will be provided to the Premises or that Landlord will perform any or all of its obligations under the Lease with respect to the Premises.

         4.3 Pre-Commencement Date Access. Sublessor shall endeavor in good faith to provide Sublessee reasonable access to and non-exclusive use of the Premises commencing on October 1, 2001 for the purpose of allowing Sublessee and Sublessee's agents, at Sublessee's expense, to complete the improvements to the Premises desired by Sublessee (the "Sublessee Improvements") and approved by each of Sublessor pursuant to this Sublease (which approval by Sublessor shall not unreasonably be withheld or delayed) and Landlord pursuant to the Lease, and for Sublessee, at Sublessee's expense, to complete its desired reconfiguration of the Furnishings in accordance with Section 2.2 and installation of Sublessee's desired telecommunications and computer systems. Though subject to Sublessor's and Landlord's final approval, Sublessor hereby acknowledges that the Sublessee Improvements are intended to include certain structural reconfigurations (collectively, the "Structural Reconfiguration"), such as removing two (2) walls and combining three (3) offices into two (2) offices in the executive area, as well as modifications to create an expanded reception area and to add one (1) additional door to the server room area, as well as the addition of access card readers, magnetic door hold openers and repainting of the Premises. No construction work for Sublessee Improvements including, but not limited to, the Structural Configuration, will be undertaken or commenced by Sublessee until such Sublessee Improvements have been submitted to and approved by Sublessor and Landlord and all necessary building permits and required insurance coverages have been secured and satisfactory evidence thereof has been delivered to Sublessor and Landlord. By initiating the Sublessee Improvements in the Premises, Sublessee shall have accepted the Premises and acknowledged that the Premises are in good and satisfactory condition. Sublessor hereby agrees that, in the event that Sublessee shall complete the Structural Reconfiguration as approved by Sublessor and Landlord, Sublessee shall not be required, at any time during or after the Sublease Term, to return the Premises to its original structural configuration subject, however, to Sublessee's duties in connection with reconfiguration of the Furnishings under Section 2.2 of this Sublease. Upon completion of the Structural Reconfiguration and prior to Sublessee's occupancy of the Premises, Sublessee shall provide Sublessor and Landlord with a copy of the certificate of occupancy for the Premises. On the date which is seven (7) days prior to the Commencement Date, Sublessee may occupy the Premises; provided, however, that Sublessee may not open for business until the Commencement Date. During the time of Sublessee's early access to, and early occupancy of, the Premises, Sublessee shall be bound by and observe all provisions of the Sublease; provided, however, the Sublease Term and Sublessee's obligation to pay Base Rent under the Sublease shall not commence until the Commencement Date.

         4.4 Insurance And Waiver Of Claims. Without limiting the generality of the terms of Section 4.1 above, Sublessee shall obtain and keep in full force and effect at all times during the Sublease Term all of the liability insurance coverages required to be maintained by Sublessor under the Lease with regard to the Premises and casualty insurance coverage on the Furnishings and on all of its trade fixtures, supplies, inventory, equipment, and personal property located in the Premises. In addition, Sublessee shall obtain and keep in full force and effect casualty insurance coverage on any and all of Sublessee's trade fixtures, supplies, inventory, equipment or personal property, if any, which Sublessee or Sublessee's agents may place in the Premises prior to the Commencement Date and, if Sublessee occupies the Premises prior to the Commencement Date pursuant to Section 4.3, all other liability insurance coverages required to be maintained by Sublessor under the Lease with regard to the Premises. Sublessee hereby waives and releases Landlord and Sublessor from and against any and all claims, damages, losses, and liabilities for any bodily injury, loss of life, or property damage (i) occurring in, on or about the Premises, or any part thereof, by or from any cause whatsoever, whether or not such bodily injury, loss of life, or property damage may be caused in part by the passive negligence or fault of Landlord or Sublessor, or any of their respective agents, employees, contractors, or guests, or the negligence of any other party leasing, occupying, or otherwise using any part of the Building and excepting in all cases any such bodily injury, loss of life, or property damage to the extent caused by the sole or active negligence or willful misconduct of Landlord or Sublessor or any of their respective agents, employees, contractors, or guests, or (ii) occurring in, on or about the Improved Area by reason of any act or omission or any active, passive or concurrent negligence or fault of Sublessee. Sublessee shall indemnify, protect and hold Sublessor harmless from and against any and all claims asserted against Sublessor or Landlord arising from any injuries, losses, or damages incurred by Sublessee or any of its agents, employees, contractors, guests, or other parties upon the Premises whatsoever (i) occurring in, on or about the Premises, or any part thereof, by or from any cause whatsoever, whether or not such bodily injury, loss of life, or property damage may be caused in part by the passive negligence or fault of Landlord or Sublessor, or any of their respective agents, employees, contractors, or guests, or the negligence of any other party leasing, occupying, or otherwise using any part of the Building, and excepting in all cases any such bodily injury, loss of life, or property damage to the extent caused by the sole or active negligence or willful misconduct of Landlord or Sublessor or any of their employees, agents or contractors, or (ii) occurring in, on or about the Improved Area by reason of any act or omission or any active, passive or concurrent negligence or fault of Sublessee. Sublessee shall cause all policies of insurance maintained by Sublessee hereunder to contain waiver of subrogation provisions in favor of Sublessor and Landlord.

     4.5 Premises Taken "AS IS". Sublessee agrees that it is taking the Premises in an "AS IS" condition and without any representations or warranties by Sublessor of any kind or nature whatsoever and that Sublessor shall not be obligated to install, or to arrange or pay for the installation of, any improvements or alterations in or to the Premises whatsoever. Neither the Commencement Date nor the Expiration Date shall be extended because of any delay encountered by Sublessee in completing any improvements, alterations or installations, if any, to be made in or to the Premises by or on behalf of Sublessee.

     4.6 No Assignment by Sublessee. Sublessee may not assign or otherwise transfer any of its rights, duties, liabilities, or obligations under this Sublease without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, and without the prior written consent of Landlord pursuant to the terms of the Lease.

     4.7 Right of Reentry. Sublessor reserves the right to re-enter the Premises in the event Sublessor defaults under this Sublease or otherwise upon reasonable prior written notice by Sublessor to Sublessee to inspect the Premises to verify Sublessee's compliance with the terms of this Sublease.

     4.8 Repair and Maintenance. Sublessee shall keep and maintain the Premises and the Furnishings in good order and repair in a manner consistent with the terms and conditions set forth in the Lease and this Sublease.

     4.9 Signage. Sublessee shall, at its sole cost and expense, have the right, subject to obtaining Landlord's consent thereto under the Lease, to place Building standard signage indicating the name of Sublessee at the suite entry to the Premises and on the Building directory.

                                   ARTICLE 5
                                 MISCELLANEOUS


     5.1 Notices. All notices, demands, consents or other instruments or communications provided for under this Sublease, or otherwise given under or in connection with this Sublease, shall be in writing, shall be signed by or on behalf of the party giving the same, and shall be deemed properly given and received when the same is actually received or refused if a copy thereof, addressed to the recipient at the address set forth below, is delivered personally, by messenger service, by facsimile, by a nationally-recognized commercial overnight courier service such as Federal Express, or by certified or registered mail, return receipt requested. All such notices shall be delivered or sent with transmission, postage, and/or delivery charges paid, to the address of the intended recipient set forth below or such other address as such party may designate by written notice given to the other party in accordance with the terms set forth in this Section 5.1. All notices to Sublessor shall be addressed to Sublessor at the following address and/or facsimile number:

     Echo Bay Management Corp.
     6400 South Fiddlers Green Circle, Suite 540
     Englewood, Colorado 80111
     Attention:     Lois-Ann L. Brodrick
     Telephone:     (303) 714-8838
     Facsimile:     (303) 714-8998

     All notices to Sublessee shall be addressed to Sublessee at the following address and/or facsimile number:

     XCare.net, Inc.
     6400 South Fiddlers Green Circle, Suite 1000
     Englewood, Colorado 80111
     Attention:     Controller
     Telephone:     (303) 488-2019
     Facsimile:     (303) 488-9705

     5.2 Parking. Sublessee hereby subleases from Sublessor, and Sublessor hereby subleases and demises to Sublessee, for the Sublease Term a total of 53 non-reserved spaces in the Parking Garage located in the Improved Area. The rental rate for the parking spaces subleased by Sublessee hereunder shall be $55.00 per month per space through the expiration of the Sublease Term payable by Sublessee to Sublessor in accordance with Section 3.5 hereof. Sublessee's use of the Parking Garage shall be subject to all of the rules, regulations, and limitations established from time to time by Landlord. In no event shall Sublessor have any liability or responsibility for any losses, damages, or injuries to person or property in connection with the use of the Parking Garage by Sublessee or any of its agents, employees, contractors, or guests.

     5.3 Default/Remedies. In the event of any breach or default by Sublessee under this Sublease, Sublessor shall have the right to enforce any of the remedies provided for in Paragraphs 21, 24, and 25 of the Lease and any other remedies otherwise available to Sublessor at law or in equity for such default. For purposes of this Section 5.3, Paragraphs 21, 24, and 25 of the Lease shall be incorporated herein and the term "Landlord" therein shall be substituted with the term Sublessor, the term "Tenant" therein shall be substituted with the term Sublessee, and the term "Lease" therein shall be substituted with the term Sublease.

          5.4 No Implied Waiver. No failure by Sublessor to insist upon the strict performance of any term, covenant or agreement contained in this Sublease, no failure by Sublessor to exercise any right or remedy under this Sublease, and no acceptance of full or partial payment during the continuance of any default by Sublessee, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such default by Sublessee.

          5.5 Entire Agreement -- No Representation. This Sublease and all exhibits referred to herein, constitute the final and complete expression of the parties' agreements with respect to the subject matter hereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Sublessor and Sublessee acknowledge and agree that, except as otherwise may be specifically provided for herein, neither party has made any representations, warranties, or agreements to or on behalf of the other party as to any matter concerning the Premises or this Sublease.

          5.6 Modifications in Writing. No amendments or modifications of this Sublease, and no approvals, consents or waivers by Sublessor under this Sublease, shall be valid or binding unless in writing and executed by the party to be bound thereby.

          5.7 Severability. If any provision of this Sublease shall be invalid, illegal or unenforceable it shall not affect or impair the validity, legality or enforceability of any other provision of this Sublease, and there shall be substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision.

          5.8 Binding Effect. Subject to the provisions of Section 4.6, this Sublease shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Sublease shall be construed as covenants running with the Land.

          5.9 Time of the Essence. Time is of the essence under this Sublease, and all provisions herein relating thereto shall be strictly construed.

          5.10 Survival of Provisions. Notwithstanding any termination of this Sublease, the same shall continue in force and effect as to any provisions hereof which require observance or performance by Sublessee subsequent to termination and as to any provisions which required performance by Sublessee prior to such termination but which Sublessee failed to perform at such time.

          5.11 Applicable Law. This Lease shall be interpreted and enforced according to the laws of the State of Colorado.

          5.12 Brokers. Sublessor hereby represents and warrants to Sublessee, and Sublessee hereby represents and warrants to Sublessor, that such party has not been represented by any broker in connection with this Sublease and the transaction contemplated herein except for CB Richard Ellis, Inc., in its capacity as dual agent for Sublessor and Sublessee ("CBREI"). Sublessor shall pay any amounts due to CBREI on account of this Sublease and the transaction contemplated herein pursuant to the terms of a separate agreement between Sublessor and CBREI. Sublessor shall indemnify and hold harmless Sublessee from and against any and all claims for commissions, fees, or other compensation payable to or claimed by any other real estate broker, agent, salesman, finder, or other person (except for CBREI) on account of any implied or express commitment or undertaking made by Sublessor as a result of this Sublease or the consummation of the transaction contemplated herein. Sublessee shall indemnify and hold harmless Sublessor from and against any and all claims for commissions, fees, or other compensation payable to or claimed by any real estate broker, agent, salesman, finder, or other person (except for CBREI) on account of any implied or express commitment or undertaking made by Sublessee as a result of this Sublease or the consummation of the transaction contemplated herein.

     5.13 Counterparts: Execution. This Sublease may be executed in counterparts and, when counterparts of this Sublease have been executed and delivered by all of the parties hereto, this Sublease shall be fully binding and effective, just as if all of the parties hereto had executed and delivered a single counterpart hereof. Without limiting the manner in which execution of this Sublease may otherwise be effected hereunder, execution by any party may be effected by facsimile transmission of a signature page hereof executed by such party. If any party effects execution in such manner, such party shall also promptly deliver to the other parties the counterpart physically signed by such party, but the failure of any such party to do so shall not invalidate the execution hereof effected by facsimile transmission.

     5.14 Right of First Refusal. Provided Sublessee is not in default under this Sublease, Sublessor shall, during the term of this Sublease (but not to include any extensions or renewals thereof) and prior to subleasing the premises commonly known as Suite 500 of the Building, which consists of approximately 6,032 rental square feet of space (the "Refusal Space"), at any time during the term of this Sublease (but not to include any extensions or renewals thereof), provide Sublessee with the first refusal rights set forth below.

     a. Sublessor shall, during the term of this Sublease (but not to include any extensions or renewals thereof), prior to subleasing the Refusal Space, deliver to Sublessee and other prospective tenants a non-binding written statement (an "Offer Notice") which shall reflect the terms upon which Sublessor would consider subleasing the Refusal Space to Sublessee (subject, however, to subsection 5.14(c) below) or another tenant. The Offer Notice shall set forth the date that such proposed sublease is to commence (the "Refusal Space Commencement Date"). Sublessee shall have five (5) business days after its receipt of the Offer Notice within which to notify Sublessor in writing that it will sublease the Refusal Space on the terms set forth in this Sublease. Failure by Sublessee to notify Sublessor within such five (5) business day period shall be deemed an election by Sublessee not to sublease the applicable Refusal Space and Sublessor shall have the right to sublease such space to the prospective tenant or an affiliate thereof and Sublessee's rights under this Section 5.14 shall thereupon terminate. If Sublessor does not sublease the Refusal Space to such prospective tenant or an affiliate thereof, Sublessor shall be free to market such space to other prospective tenants but again subject to the rights of Sublessee in this Section 5.14. Sublessee agrees that if it exercises the right of first refusal described in this Section 5.14, it must sublease all of the Refusal Space.

     b. If the Refusal Space is accepted by Sublessee in accordance herewith, this Sublease shall be amended, effective as the Refusal Space Commencement Date, to include the Refusal Space as a part of the Premises hereunder on the terms and conditions set forth in this Section 5.14; provided, however, that Sublessee's acceptance of the Refusal Space shall be subject to Landlord's Approval.

     c. The following terms shall apply to and govern any sublease of the Refusal Space to Sublessee under this Section 5.14.

          1. The terms and conditions for the sublease of the Refusal Space shall be the same as contained in this Sublease and any amendments hereto; provided, however, the Base Rent for the Refusal Space for the term of the sublease of the Refusal Space (not to include any extensions or renewals thereof) shall be payable in monthly installments of $11,058.67 each, which amount is based upon an annual rental rate equal to the product of $22.00 per rentable square foot in the Refusal Space multiplied by 6,032 rentable square feet. The Base Rent with respect to such Refusal Space shall commence upon the later of (i) the date Sublessor delivers possession of such Refusal Space to Sublessee or (ii) the Refusal Space Commencement Date.

          2. Upon Sublessee's sublease of the Refusal Space, Sublessee shall deposit, as additional security deposit, with Sublessor the amount of $12,000.00 (the "Additional Deposit"). The Additional Deposit shall be retained by Sublessor pursuant to the provisions of Section 3.6 of this Sublease.

          3. The Refusal Space shall be taken in an "AS IS" condition and without any representations or warranties by Sublessor of any kind or nature whatsoever and Sublessor shall not be obligated to install, or to arrange or pay for the installation of, any improvements or alterations in or to the Refusal Space whatsoever.

     d. Within fifteen (15) days after the date of Sublessor's receipt of Sublessee's written notice that it will sublease the Refusal Space, Sublessor and Sublessee shall execute those instruments Sublessor reasonably requests to evidence the inclusion of the Refusal Space subleased by Sublease under this
Section 5.14 into the balance of the Premises then subleased by Sublessee under this Sublease.

     e.   Sublessee may not exercise its rights under this Sublease if either
(i) a default by Sublessee under this Sublease or the Lease has occurred and is continuing, or (ii) Sublessee is not then occupying the entire Premises after the Commencement Date. Sublessee's right of first refusal under this Section
5.14 shall terminate following the occurrence of any of the following events:
(a) Sublessee's right to possess all or any of the Premises is terminated; (b) Sublessee assigns any of its interest in the Sublease or sublets any portion of the Premises; or (c) any termination of the Lease or Sublease or Sublessee's right to possess the Premises.

     5.15 Right to Renew. If and only if Sublessor renews the Term of the Lease for the Premises pursuant to the provisions of Paragraph 43 of the Lease, Sublessee shall have the option to renew the term of this Sublease for two (2) successive five (5) year periods by notifying Sublessor in writing of Sublessee's election to exercise its option at least fifteen (15) months prior the expiration of the then current term or renewal of this Sublease. Sublessee may exercise such option provided there is not then any uncured default by Sublessee in the payment of any item of Rent hereunder and there is not then any other material default hereunder by Sublessee. The Rent during the renewal period for the Premises (including the Refusal Space, if such space is made a part of the Premises pursuant to Section 5.14 of this Sublease) shall be determined in accordance with the provisions of Paragraph 43 of the Lease.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed the day and year first above written.


                              SUBLESSOR:

                              ECHO BAY MANAGEMENT CORP., a Delaware corporation


                                             By: /s/ L. Brodrick
                                                 -------------------------------

                                             Name: Lois-Ann L. Brodrick
                                                   -----------------------------

                                             Its: Vice President & Secretary
                                                  ------------------------------


                              SUBLESSEE:

                              XCARE.NET, INC., a Delaware corporation


                                             By: /s/ John D. Hickey
                                                 -------------------------------

                                             Name: John D. Hickey
                                                   -----------------------------

                                             Its: EVP
                                                  ------------------------------




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